                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          GENELABS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                 April 22, 1998


To Our Shareholders:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Genelabs Technologies, Inc. to be held at the Company's offices at 505 Penobscot Drive, Redwood City, California, on Thursday, May 21, 1998 at 10:00 a.m. local time.

     The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Shareholders and Proxy Statement.

     In the proxy you will be asked to elect six current members to the Board of Directors.

     I would like to thank you for your support as a Genelabs Technologies, Inc. shareholder and urge you to please complete, date, sign and return the enclosed proxy as soon as possible. We look forward to seeing you at the meeting.

                                          Sincerely,

                                      /s/ IRENE CHOW

                                          Irene A. Chow, Ph.D.
                                          President and Chief Executive Officer

                          GENELABS TECHNOLOGIES, INC.
                              505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 21, 1998

TO THE SHAREHOLDERS OF GENELABS TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Genelabs Technologies, Inc., a California corporation (the "Company"), will be held at the Company's offices located at 505 Penobscot Drive, Redwood City, California, on Thursday, May 21, 1998, at 10:00 a.m. local time, for the following purposes:

     1. To elect directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

                    Irene A. Chow                        Arthur Gray, Jr.
                    Frank L. Douglas                     H.H. Haight
                    Edgar G. Engleman                    Nina K. Wang


     2. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for its fiscal year ending December 31, 1998.


     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 31, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                 /s/ MELINDA GRIFFITH

                                          Melinda Griffith
                                          Secretary


Redwood City, California
April 22, 1998

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          GENELABS TECHNOLOGIES, INC.
                              505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94603

                            ------------------------

                 PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF
               SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 21, 1998

                            ------------------------



     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Genelabs Technologies, Inc., a California corporation (the "Company" or "Genelabs"), for use at the Annual Meeting of Shareholders of the Company to be held at Genelabs' principal office located at 505 Penobscot Drive, Redwood City, California 94063, on May 21, 1998 at 10:00 a.m. P.D.T. (the "Meeting"). Only holders of record of the Company's Common Stock and Series A Convertible Preferred Stock ("Preferred Stock") at the close of business on March 31, 1998 (the "Record Date") will be entitled to vote at the Meeting. At the close of business on March 31, 1998, the Company had 39,518,511 shares of Common Stock outstanding and 42,851,845 shares of Common Stock and Preferred Stock on an as-converted basis entitled to vote. A majority of the shares entitled to vote on the Record Date will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 22, 1998.


                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the above Record Date, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion.

     Holders of the Company's Preferred Stock are entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted, in accordance with a pre-determined formula. Under this formula, the holders of the Preferred Stock are entitled to vote an aggregate of 3,333,334 shares at the Meeting.


     In the election of directors, the nominees receiving the highest number of affirmative votes will be elected as directors. Proposal No. 2 requires for ratification the affirmative vote of the majority of the shares of Common and Preferred Stock on an as-converted basis voting together as a class present in person or represented by proxy at the Meeting. All votes will be tabulated by the Inspector of Elections appointed for the Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal. Abstentions will be counted towards a quorum but will not be counted in determining whether Proposal No. 2 has been ratified. Broker non-votes will be counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.


     The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock and Preferred Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and Preferred Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                            REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the Meeting, shareholders will elect the Company's Board of Directors (the "Board") to hold office until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Six persons have been nominated for election at the Meeting to the six positions approved by the Board pursuant to the Company's By-laws. Shares represented by the accompanying proxy will be voted for the election of the six nominees unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the Board may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS/NOMINEES

     The names of the nominees and certain information about them as of March 31, 1998 are set forth below:

                                                                                               DIRECTOR
             NAME OF NOMINEE                AGE               PRINCIPAL OCCUPATION              SINCE
             ---------------                ---               --------------------             --------
Irene A. Chow, Ph.D. .....................  59     President and Chief Executive Officer         1993
Frank L. Douglas, M.D., Ph.D.(1)..........  54     Executive Vice President, Drug Innovation     1997
                                                   and Approval, Hoechst Marion Roussel AG
Edgar G. Engleman, M.D.(1)................  52     Professor of Pathology and Medicine at        1984
                                                     Stanford University School of Medicine
Arthur Gray, Jr.(2).......................  75     Managing Director of Cowen Investment         1991
                                                     Counselors
H.H. Haight(2)............................  64     Managing Director of Advent International     1989
                                                     Corporation
Nina K. Wang(2)...........................  60     Chairlady, Chinachem Group                    1997


---------------
(1) Member of the Human Resources Committee.

(2) Member of the Audit and Finance Committee.

Each of the directors listed above, with the exception of Dr. Douglas, was elected to be a director at the Company's Annual Meeting of Shareholders held on May 22, 1997. Dr. Douglas was appointed to the Board on June 30, 1997.


     Irene A. Chow has been Chief Executive Officer and President since July 1995. Before being appointed President and Chief Operating Officer of Genelabs in May 1995, she served the Company as President of the Biopharmaceutical Division beginning in August 1993 when she also became a Director. In addition to her duties at the Company, Dr. Chow also chairs the Board of Directors of Genelabs Biotechnology Co., Ltd. ("GBL"). From 1975 to 1993, Dr. Chow held several positions at Ciba-Geigy Corporation, USA, a pharmaceutical company, most recently as Senior Vice President of Drug Development for the pharmaceuticals division. In this capacity, she directed all scientific, medical, technical and regulatory activities related to the development of new drugs. During her last 8 years at Ciba-Geigy, Dr. Chow was responsible for overseeing the approval of 10 NDA's by the FDA and submission of an additional 26 IND's to the FDA. She holds a

B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

     Frank L. Douglas has been a director of Genelabs since 1997. He is Executive Vice President, Drug Innovation and Approval of Hoechst Marion Roussel AG and a member of its Board of Directors. Dr. Douglas was Executive Vice President, Research and Development, at Marion Merrell Dow, Inc., prior to its merger with Hoescht Roussel in 1995. Previously, he spent seven years at Ciba-Geigy Pharmaceutical Corp., most recently as Senior Vice President and Director of Research, and Vice President and Partner of the Biocine Company, a joint venture between Ciba-Geigy and Chiron Corporation. Dr. Douglas has held professorial appointments at the University of Chicago, Robert Wood Johnson Medical School and University of Kansas. Dr. Douglas is currently a member of the Executive Committee Science & Regulatory Section, Pharmaceutical Research and Manufacturers of America; FDA Science Board; Board of Scientific Counselors, National Institute of Mental Health; Scientific Advisory Board of Healthcare Ventures; and a Director of the National Association for Biomedical Research. He received his Ph.D. in Physical Chemistry from Cornell University, Ithaca, and his M.D. from Cornell University Medical College, New York City.

     Edgar G. Engleman has been a director of Genelabs since its organization in 1984. Dr. Engleman is Professor of Pathology and Medicine, Director of the Blood Center and Attending Physician of Rheumatology at the Stanford University School of Medicine. During his sabbatical, from June 1991 to May 1992, Dr. Engleman spent the majority of his time at Genelabs as its Chief Scientific Officer. Prior to co-founding Genelabs, Dr. Engleman participated in the founding of Cetus Immune Corporation. In 1992, he participated in the founding, and is a director, of Dendreon Corp, formerly Activated Cell Therapy, Inc. In 1997, Dr. Engleman became a partner of BioAsia Investments, an international investment management company and joined the boards of Advanced Pathology Systems, Inc. and Structural Bioinformatics, Inc. Dr. Engleman holds a B.A. from Harvard University and an M.D. from Columbia University.

     Arthur Gray, Jr. has been a director of Genelabs since March 1991. He has been a Managing Director of Cowen Investment Counselors, a division of Cowen & Co. ("Cowen"), since July 1993. Prior to joining Cowen, he was President and Chief Executive Officer of Dreyfus Personal Management, Inc., a subsidiary of the Dreyfus Corporation, from January 1984 to June 1993. He is a director of Seventh Generation, an environmental product catalog company.

     H.H. Haight has been a director of Genelabs since May 1989. Mr. Haight is a Managing Director of Advent International Corporation, an adviser and manager of international venture capital funds, where he has been closely involved in Advent's Far East activities and responsible for Advent's Far East Group since 1985. Mr. Haight is also President of Argo Global Capital, Inc. Mr. Haight holds a B.S. in Forestry from the University of California, Berkeley and an M.B.A. from Harvard University.

     Nina K. Wang has been a director of Genelabs since February 1997. Ms. Wang is the principal shareholder of Veron International Limited ("Veron"), the largest shareholder of the Company, where she serves as Director, President and Treasurer. She is the Chairlady of the Chinachem Group, one of Hong Kong's largest private real estate developers. She is also currently a director of FPB Bank Holding Company Limited in Hong Kong; Yangming Marine Transport Corporation in Taiwan; Chesterfield PLC in the United Kingdom, and the University of International Business and Economics and the Foreign Affairs College in China. Ms. Wang created the Ruxin Agricultural Award to recognize technological advancements and achievements in agriculture in China; is the Honorary President of the Chinese Red Cross Foundation; and is Special Advisor to the World Federation of United Nations Associations. Ms. Wang is a John Harvard Fellow of Harvard University and is a Professor at both Peking University and The Foreign Affairs College.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES


     The Board met five times during 1997. Ms. Damaris Skouras, a current director who is not standing for re-election, attended fewer than 75% of the total number of meetings of the Board and committees of the Board held during the period for which she was a director. Additionally, Dr. Douglas had a previous commitment, of which he had informed the Company prior to his election, on one of the two meeting dates after his election, resulting in attendance at less than 75% of the meetings during the period which he was a director.

     The standing committees of the Board are an Audit and Finance Committee and a Human Resources Committee. The Board does not have a nominating committee or a committee performing similar functions.

     Ms. Wang, Mr. Gray and Mr. Haight are the current members of the Audit and Finance Committee which met three times during 1997. Dr. Engleman was a member of the Audit and Finance Committee until May 22, 1997. The Audit and Finance Committee reviews the Company's accounting practices, internal control systems, cash investment policy and Securities and Exchange Commission ("SEC") filings, and meets with the Company's outside auditors concerning the scope and terms of their engagement and the results of their audits. In addition, the Audit and Finance Committee is responsible for reviewing significant finance transactions.

     Ms. Skouras, Dr. Douglas and Dr. Engleman are the current members of the Company's Human Resources Committee which met four times during 1997. Dr. Max Wilhelm was a member of the Human Resources Committee until he did not stand for re-election to the Board on May 22, 1997. Dr. Engleman was appointed to the Committee on May 22, 1997 and Dr. Douglas was appointed to the Committee on February 6, 1998. The Human Resources Committee is primarily responsible for reviewing compensation paid to officers of the Company and for administering the Company's stock option and employee benefit plans.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                  ELECTION OF EACH OF THE NOMINATED DIRECTORS.


                  PROPOSAL NO. 2 -- RATIFICATION OF SELECTION
                            OF INDEPENDENT AUDITORS


     The Board has selected Ernst & Young LLP as the Company's independent auditors to perform the audit of the Company's financial statements for its fiscal year ending December 31, 1998, and the shareholders are being asked to ratify such selection. Representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Board in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
              RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 31, 1998, with respect to the beneficial ownership of each class of the Company's voting securities held by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of either class of the Company's voting securities, (ii) each director and nominee, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

TITLE OF                      NAME OF                        AMOUNT AND NATURE OF     PERCENT OF
CLASS(1)                  BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(2)     CLASS
--------                  ----------------                  -----------------------   ----------
Common    Veron International Limited(3)..................         5,391,633             13.6%
Common    SMALLCAP World Fund, Inc.(4)....................         2,085,000              5.3
Common    Chancellor LGT Asset Management, Inc.(5)........         2,055,000              5.2
Common    Edgar G. Engleman(6)............................           841,967              2.1
Common    Irene A. Chow(7)................................           497,411              1.2
Common    Cynthia A. Edwards(8)...........................           135,538                *
Common    James A.D. Smith(9).............................            86,742                *
Common    Damaris Skouras(10).............................            64,027                *
Common    Arthur Gray, Jr.(11)............................            52,500                *
Common    Melinda Griffith(12)............................            40,101                *
Common    H. H. Haight(13)................................            27,662                *
Common    Nina K. Wang(14)................................            10,000                *
Common    Frank L. Douglas................................                 0
Common    All directors and executive officers as a group
          (10 persons)(15)................................         1,755,948              4.3
Preferred Chiron Corporation(16)..........................             5,000             50.0
Preferred Johnson & Johnson Development Corporation(17)...             5,000             50.0

---------------
  *  Represents beneficial ownership of less than 1%

 (1) The Company has two classes of voting securities, Common Stock and Series A Convertible Preferred Stock. The two holders of the Company's Series A Convertible Preferred Stock are entitled to one vote for each share of Common Stock into which their Convertible Preferred Stock could be converted, in accordance with a pre-determined formula. Under this formula, each holder is entitled to vote 1,666,667 shares at this year's Annual Meeting.

 (2) This table is based upon information supplied by executive officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 39,518,511 shares of Common Stock and 10,000 shares of Preferred Stock outstanding on March 31, 1998, adjusted as required by rules promulgated by the SEC.

 (3) The address of Veron International Limited ("Veron") is Top Floor Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong. Veron is an investment holding company whose principal shareholder is Ms. Nina K. Wang, a Director of the Company.

 (4) The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, 52nd Floor, Los Angeles, California 90071.

 (5) Represents shares owned by Chancellor LGT Asset Management, Inc., its wholly-owned subsidiary Chancellor LGT Trust Company, and LGT Asset Management, Inc., the holding company for Chancellor LGT Asset Management, Inc. and an indirect wholly-owned subsidiary of Liechtenstein Global Trust, AG. The address of Chancellor LGT Asset Management, Inc. is 1166 Avenue of the Americas, New York, New York, 10036.

 (6) Represents 732,785 shares held of record by the Engleman Family Trust, 41,266 shares held of record by Dr. Engleman's minor child and 67,916 shares of Common Stock subject to options held by Dr. Engleman that are exercisable within 60 days of March 31, 1998.

 (7) Represents 12,524 shares held of record by Dr. Chow and 484,887 shares subject to options that are exercisable within 60 days of March 31, 1998.

 (8) Represents 19,960 shares held of record by Dr. Edwards (the Company's Vice President, Research) and 115,578 shares subject to options that are exercisable within 60 days of March 31, 1998.

(9) Represents 4,473 shares held of record by Mr. Smith (the Company's Chief Operating Officer) and 82,269 shares subject to options that are exercisable within 60 days of March 31, 1998.


(10) Represents 33,750 shares held of record by Ms. Skouras, 2,777 shares held of record by Global Reach Management Company, of which Ms. Skouras is President, and 27,500 shares subject to options held by Ms. Skouras that are exercisable within 60 days of March 31, 1998.


(11) Represents 10,000 shares held of record by a trust for which Mr. Gray is the beneficiary, 10,000 shares held by his wife and 32,500 shares subject to options that are exercisable within 60 days of March 31, 1998.

(12) Represents 4,477 shares held of record by Ms. Griffith (the Company's Vice President, General Counsel and Secretary) and 35,624 shares subject to options that are exercisable within 60 days of March 31, 1998.

(13) Represents 162 shares, which reflects Mr. Haight's beneficial ownership of 5.305% of the 3,062 shares held by Advent International Investors Ltd., an Advent International Fund, of which Mr. Haight is a general partner, and 27,500 shares subject to options that are exercisable within 60 days of March 31, 1998. The amount does not include 1,171,678 shares held of record by other Advent International Funds in which Mr. Haight does not have any economic interest, voting or investment power.

(14) Represents shares subject to options that are exercisable within 60 days of March 31, 1998. This amount does not include shares held by Veron International, Ltd., an investment holding company whose principal shareholder is Ms. Nina K. Wang.

(15) Represents the shares and shares subject to options described in footnotes
     (6) - (14). This amount does not include shares held by Veron International, Ltd., an investment holding company whose principal shareholder is Ms. Nina K. Wang, a Director of the Company.

(16) The address of Chiron Corporation is 4560 Horton Street, Emeryville, California 94608-2916.

(17) The address of Johnson & Johnson Development Corporation is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933-7002.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                              ANNUAL COMPENSATION                     AWARDS
                                     --------------------------------------   -----------------------
                                                               OTHER ANNUAL   RESTRICTED   SECURITIES     ALL OTHER
                                                               COMPENSATION     STOCK      UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR  SALARY($)      BONUS($)      ($)(1)        ($)(2)     OPTIONS(#)       ($)(3)
 ---------------------------   ----  ---------      --------   ------------   ----------   ----------    ------------
Irene A. Chow................  1997   276,500(4)     92,435       79,667                    100,000
  President and Chief          1996   259,167(4)    114,000       41,666                     60,000
  Executive Officer            1995   236,833       125,000                                 487,000(5)     553,360(6)
James A.D. Smith.............  1997   184,250        39,775       21,934                     22,600
  Chief Operating              1996   141,000        41,800        8,000                     79,000
  Officer                      1995   107,500        24,000                      4,609       24,000
Cynthia Edwards..............  1997   158,933        31,360       18,087                     36,400
  Vice President,              1996   145,767        28,262        8,666        44,062       81,000
  Research                     1995   116,750        26,000                      3,688       46,000
Melinda Griffith.............  1997   157,333        31,600       10,000                     24,800
  Vice President,              1996   145,833        30,000                                  26,000
  General Counsel and          1995    24,410        21,000                                  35,000
  Secretary

---------------
(1) Represents vesting in the long-term portion of the Company's Annual and Long-Term Incentive Based Compensation Program.

(2) Represents grants of:

        (a) 2,500 shares of Common Stock to Mr. Smith in 1995, which vested in 1996 and had a fair market value at December 31, 1997 of $7,031;

        (b) 5,000 shares of Common Stock to Dr. Edwards in 1996, which vested in 1996 and had a fair market value at December 31, 1997 of $14,063; and

        (c) 2,000 shares of Common Stock to Dr. Edwards in 1995, which vested in 1995 and had a fair market value at December 31, 1997 of $5,625.

(3) Excludes excess group term life insurance premiums which do not exceed, for any individual, $3,000 and which were paid on the same basis as was offered to all salaried employees.


(4) Excludes $87,933 and $73,333 in 1997 and 1996, respectively, paid to Dr. Chow on behalf of Genelabs' affiliate, GBL located in Taiwan, for her services as Chairwoman of the Board of GBL.


(5) Includes options to purchase 380,000 shares which were repriced and required forfeiting 50% of the vesting which had been previously earned on these grants.

(6) Costs related to relocation and expenses (including forgiveness of a housing bridge loan and reimbursement of related taxes) incurred by the Company in connection with Dr. Chow's commencement of employment and related move from New Jersey.

     The following table sets forth information regarding individual grants of stock options pursuant to the Company's 1995 Stock Option Plan during 1997 to each of the Officers named in the Summary Compensation Table.

                                                  INDIVIDUAL GRANTS IN 1997
                                      --------------------------------------------------
                                      NUMBER OF     PERCENT OF
                                      SECURITIES      TOTAL
                                      UNDERLYING     OPTIONS                                GRANT DATE
                                       OPTIONS      GRANTED TO    EXERCISE                   PRESENT
                                      GRANTED(#)    EMPLOYEES      PRICE      EXPIRATION      VALUE
                NAME                     (1)         IN 1997       ($/SH)        DATE         ($)(2)
                ----                  ----------    ----------    --------    ----------    ----------
Irene A. Chow.......................    50,000         5.7         6.2500      02/06/07      180,666
                                        50,000         5.7         2.9219      12/01/07       84,889
James A.D. Smith....................    22,600         2.6         2.9219      12/01/07       38,370
Cynthia A. Edwards..................    36,400         4.1         2.9219      12/01/07       61,799
Melinda Griffith....................    24,800         2.8         2.9219      12/01/07       42,105

---------------
(1) Stock options are awarded with an exercise price equal to the fair market value of the Company's Common Stock on the date of award. Stock options generally become exercisable with respect to 25% of the number of underlying shares on the first anniversary of the date of grant with pro-rata monthly vesting thereafter for the remaining three years, so long as employment with the Company continues. All of the options granted have a 10-year term.

(2) The estimated "grant date present value" of options granted in 1997 is based on a Black-Scholes option pricing model, a model that reflects certain assumptions regarding variable factors such as interest rates and stock price volatility. Stock options have value only as a result of appreciation in the price of the Company's Common Stock. If, at the time of exercise, the price of the Company's Common Stock is the same as or lower than the option exercise price, there will be no gain to the optionee. Because changes in the subjective input assumptions can materially affect the fair value estimate, it is the Company's belief that this model does not necessarily provide a reliable single measure of the fair value of the options granted. For the purposes of establishing the "grant date present value" shown in the table, the model assumed a dividend yield of zero, risk-free interest rate of 5.6%, volatility factor of the expected market price of the Company's Common Stock of .81, and an expected life of the options of one year subsequent to vesting.

     During 1997 there were no stock option exercises by any of the Officers listed in the Summary Compensation Table. The following table sets forth certain information concerning the number and value of unexercised options held by each of these Officers at December 31, 1997.

                        DECEMBER 31, 1997 OPTION VALUES

                                                                                  VALUE OF UNEXERCISED
                                         NUMBER OF SECURITIES UNDERLYING              IN-THE-MONEY
                                         UNEXERCISED OPTIONS AT YEAR-END          OPTIONS AT YEAR-END
                                                       (#)                               ($)(1)
                                         --------------------------------    ------------------------------
                 NAME                    EXERCISABLE       UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
                 ----                    ------------      --------------    -----------      -------------
Irene A. Chow..........................    449,679            179,226          121,117           23,384
James A.D. Smith.......................     69,852             80,748           31,014              391
Cynthia Edwards........................    100,828             99,172           24,258            1,353
Melinda Griffith.......................     28,395             57,405                0                0

---------------
(1) These values have not been realized and may never be, and are based on the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock at December 31, 1997 ($2.8125).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is neither an employee nor consultant is eligible to receive $1,000 per board meeting attended. In addition, directors are reimbursed for actual business expenses incurred in attending each board meeting. Each non-employee director, upon his or her first election to the Board, will be granted an option to purchase 20,000 shares of the Company's Common Stock. At the Company's Annual Meeting of Shareholders following the second anniversary of his or her election to the Board, and at each subsequent Annual Meeting of Shareholders, each non-employee director will be granted an additional option to purchase 10,000 shares. Prior to 1998, the annual grant to Directors was 5,000 shares. Directors who are also employees or consultants of the Company have been granted options under the Stock Option Plan in accordance with the general compensation policy of the Company.

      REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION(1)

     Decisions regarding executive compensation and stock option grants to executives are made by the Human Resources Committee of the Board of Directors (the "Committee") subject to the review and, in certain cases, approval by the Board. The Committee is currently composed of three non-employee directors. Although Dr. Chow attended the meetings of the Committee during 1997, she did not vote on any matters that relate to compensation and was excused from meetings when matters concerning her compensation were discussed.

COMPENSATION POLICY

     The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The primary goal of the Company's compensation policy is to align compensation with the Company's business objectives and performance. The Committee's primary aim is to attract, reward, and retain executive officers and other employees who contribute to the long-term success of the Company. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO"), other executive officers of the Company and key employees at or about the beginning of each year. The Committee has adopted a total compensation package comprised of base salary, bonus, long-term incentive awards, stock options and stock grant awards.

SALARY AND VARIABLE COMPENSATION

     The base salaries, incentive compensation and stock option grants of the executive officers are determined by the Committee in part by reviewing the Radford Survey and other published surveys for similar positions in the biopharmaceutical industry. These surveys are nationally known for their data bases of high technology and biopharmaceutical companies compensation practices. The Radford Survey itself includes over 1,500 high technology companies and 335 biopharmaceutical companies. In addition, custom survey data is also reviewed on a case by case, position by position basis. The compensation of the Company's executive officers is evaluated against comparable positions and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. The Committee attempts to target total cash compensation at competitive rates and percentiles of the survey companies. Practices of such companies with respect to stock option grants are also reviewed and compared.

     In addition to their base salaries, the Company's executive officers, including the CEO, are each eligible to receive an annual cash bonus under the Incentive Bonus Program ("IBC Program"). The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation principally to

---------------

(1) The Report of the Human Resources Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

corporate and executive performance. Thus, a portion of the cash compensation paid to the Company's executive officers, including the CEO, is in the form of discretionary bonus payments that are paid on an annual basis. Under the IBC Program, cash bonuses are awarded only if an executive officer achieved predetermined individual performance objectives and the Company met certain corporate objectives that were approved by the Committee. Bonus payments are expressly linked to the attainment of goals established for each executive officer, as well as overall corporate goals, and are limited by the target bonus amount established for each executive officer which is a percentage of the officer's base salary.

     In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or return on equity, may not readily apply in evaluating the performance of executives. Because the Company has been engaged primarily in research and development activities, the Company's objectives are based on other financial and strategic measures, such as the progress of the Company's research and development programs, the establishment of cooperative development and marketing relationships with corporate partners, the recruitment of management personnel, and the securing of capital resources sufficient to enable the Company to further research and product development plans. General corporate goals for 1997 included submitting data to the FDA on the first Phase III trial of GL701 for treatment of lupus, attaining specified enrollment levels of patients in the second Phase III trial, the hiring of qualified scientists for key research positions, identification of gene targets for internal and collaborative drug discovery programs, establishment of external funding for principal research programs and establishment of high throughput screening capabilities to determine DNA-binding properties of molecular libraries.

     Under the IBC Program, for certain key management positions there is a long-term compensation element which is in addition to the annual bonus described above. If a person in this category should be eligible for and receive an annual bonus, the amount of the bonus will also be awarded in the long-term portion of the Incentive Program. This long-term element is designed to defer payments to the executive over a three-year period with vesting in the award taking place at the rate of one-third per year. In doing so, the goal of the plan is to encourage the executive to remain with the Company on a long-term basis by committing the payment of additional compensation if employment continues throughout the vesting period.

LONG-TERM EQUITY INCENTIVES

     The Company's equity incentive plans include a Stock Option Plan, Restricted Stock Plan and Employee Stock Purchase Plan.

     Long-term equity incentives for executive officers are provided through the granting of stock options under the Stock Option Plan. The exercise price of options granted under this Plan is equal to the fair market value of the Company's Common Stock on the date of award. These options have value only if the price of the Company's stock increases above the fair market value on the award date and the executive remains an employee for the period required for the shares to vest. These options generally become exercisable with respect to 25% of the number of underlying shares on the first anniversary of the date of grant with pro-rata monthly vesting thereafter for the remaining three years.

     Stock options typically have been granted to executive officers and other employees when they first join the Company, in connection with a significant change in responsibilities and, occasionally, to achieve parity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. Generally, the number of shares subject to each stock option granted may also be based on anticipated future contribution and ability to impact corporate and/or business unit results, past individual or corporate performance or consistency within the executive's peer group. In making its decisions, the Committee considers these factors, as well as the number of options held by such executive officers as of the date of grant that remained unvested. In the discretion of the Committee, executive officers may also be granted stock options under the Stock Option Plan to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's Common Stock.

1997 EXECUTIVE COMPENSATION

     For each of the executive officers, base salaries were increased in February based on their previous base salary as well as the surveys noted above and other information available to the Committee. Under the Company's IBC Program, for 1997 performance, the CEO determined that the executive officers individually achieved their objectives in various ranges. Based upon the CEO's recommendations and review of the supporting data for such, the Committee concluded that the Company's overall performance for 1997 justified awarding cash bonuses to all continuing executive officers. The Committee awarded bonuses based on the percentage of base salary for which a bonus was available after giving effect to the degree to which the Committee believed each such executive officer realized his or her objectives. In addition, stock options were granted as part of the annual review of performance.

CHIEF EXECUTIVE OFFICER COMPENSATION


     In February 1998, Dr. Chow, the Company's President and CEO, received a performance merit increase in her base salary. Dr. Chow's 1998 bonus and salary were set by the Committee with due regard to her industry experience, competitive salary information and current market conditions. As with other executive officers, a portion of Dr. Chow's total compensation was based on the Company's 1997 results and her individual performance with respect to meeting previously established performance objectives. The Committee recommended that a bonus of $92,435 be paid to Dr. Chow based upon an evaluation of the completion of her objectives. In particular, the Committee considered the submission to the FDA of clinical data for the first Phase III trial of GL701 for treatment of lupus, the timely enrollment of the first 300 patients in the second Phase III trial, successful hiring of qualified scientists for key research positions, identification of gene targets for internal and collaborative drug discovery programs, establishment of DARPA grant funding and screening the DuPont Merck Pharmaceutical Company molecular library for DNA-binding properties. The Committee made an additional stock option grant to Dr. Chow. In doing so, the Committee considered Dr. Chow's unvested options, the Radford survey noted above and other information available to the Committee. With respect to both the cash and equity compensation awarded to Dr. Chow, the Committee noted the significant dependence of the Company on her efforts historically and going forward.


COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

     The Company's Stock Option Plan meets the requirements of Section 162(m) of the Internal Revenue Code of 1986. None of the Company's Executive Officers have received cash compensation exceeding the statutory limit under Section 162(m).

                                          HUMAN RESOURCES COMMITTEE

                                          Damaris Skouras, Chair
                                          Frank L. Douglas
                                          Edgar G. Engleman

                       COMPANY STOCK PRICE PERFORMANCE(1)

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the five-year period from December 31, 1992 through December 31, 1997 with the cumulative total return on the NASDAQ Stock Market Index (U.S. companies) and the NASDAQ Pharmaceuticals Stock Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on December 31, 1992, and reinvestment of all dividends).

        Measurement Period               'Genelabs          NASDAQ Stock           NASDAQ
      (Fiscal Year Covered)         Technologies, Inc.'        Market          Pharmaceuticals
12/31/92                                  100.00               100.00              100.00
12/31/93                                   62.00               114.80               82.10
12/31/94                                   17.60               112.20               67.10
12/31/95                                   72.20               158.70              122.70
12/31/96                                   90.70               195.20              122.90
12/31/97                                   41.70               239.60              127.20

---------------
(1) Company Stock Price Performance shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

                              CERTAIN TRANSACTIONS

     From January 1, 1997 to the present, there have been no transactions in which the amount involved exceeded $60,000 to which the Company or any of its subsidiaries was a party and in which any executive officer, director, 5% beneficial owner of the Company's Common Stock or member of the immediate family of any of the foregoing persons had or have a direct or indirect material interest, except certain transactions identified below.


     In connection with the Company's employment of Dr. Marc Gurwith, Vice President, Drug Development and Chief Medical Officer, on September 11, 1997, the Company provided him with a loan of $72,000. The loan is secured by a deed of trust on his principal residence, has a term of five years and accrues interest at a rate of 8% per year. On February 15 of each year, beginning in 1998, accrued interest and $14,400 of the loan principal will be forgiven by the Company provided that Dr. Gurwith is still employed full time. In the event of termination by the Company of Dr. Gurwith's employment other than for cause, the loan shall be forgiven in its entirety.


     The Company has entered into an agreement dated as of January 26, 1996 with Edgar G. Engleman, pursuant to which Dr. Engleman shall receive a fee based on the Company's net sales of DHEA for the treatment of lupus. There have been no such sales to date nor are any anticipated in 1998.

                             SHAREHOLDER PROPOSALS


     Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than December 21, 1998 in order to be included in the Company's Proxy Statement and form of proxy relating to the meeting.


                         COMPLIANCE UNDER SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                         GENELABS TECHNOLOGIES, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 1998


The undersigned hereby appoints Irene A. Chow and Melinda Griffith, and each of them, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Genelabs Technologies, Inc. (the "Company") to be held at the Company's principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063 on May 21, 1998 at 10:00 a.m. P.D.T., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                                                                -------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                -------------

                             FOLD AND DETACH HERE

                                                                WITHHELD
1. ELECTION OF DIRECTORS                                FOR     FOR ALL
Nominees: Irene A. Chow         Arthur Gray, Jr.        / /       / /
          Frank L. Douglas      H. H. Haight
          Edgar G. Engleman     Nina K. Wang

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

___________________________________________


                                                FOR     AGAINST    ABSTAIN
2. RATIFICATION OF SELECTION OF ERNST &         / /       / /        / /
   YOUNG LLP AS THE COMPANY'S INDEPENDENT
   AUDITORS.


I PLAN TO ATTEND THE MEETING    / /


The Board of Directors recommends a vote FOR all nominees for election and FOR Proposal 2.
THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION AND FOR PROPOSAL 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


Signature(s)_______________________________________ Date:_____________________

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administration, or other fiduciaries who exercise the above proxy for a deceased shareholder should give their full title. Please date the proxy.


                             FOLD AND DETACH HERE